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                                                                    EXHIBIT 23.2



                       [KPMG Peat Marwick LLP Letterhead]





The Board of Directors
Pennwood Bancorp, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the Pennwood Bancorp, Inc. 1997 Stock Option Plan of our report dated August 11, 1997, relating to the consolidated statements of financial condition of Pennwood Bancorp, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-KSB of Pennwood Bancorp, Inc.




/s/ KPMG PEAT MARWICK LLP


Pittsburgh, Pennsylvania
May 6, 1998